As filed with the Securities and Exchange Commission on July 27, 2006.                      Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________
Freeport-McMoRan Copper & Gold Inc.
(Exact name of registrant as specified in its charter)
Delaware	74-2480931
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
1615 Poydras Street
New Orleans, Louisiana 70112
(Address, including zip code, or registrant’s
principal executive offices)
Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan
(Full title of the plan)
_______________
Richard C. Adkerson
President and Chief Executive Officer
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Class B Common Stock (par value $.10 per share) Preferred Stock Purchase Rights	12,000,000 Shares 12,000,000 Rights	$51.49(2) $ ---.-- (3)	$617,880,000 (2) $ ---. --	$66,113.16(2) $ ---.-- (3)

(1)
Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving our Class B Common Stock, the number of shares and rights registered shall be automatically increased to cover the additional shares and rights in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of our Class B Common Stock on the New York Stock Exchange on July 26, 2006.

(3)
Preferred Stock Purchase Rights (the “Rights”) are attached to and trade with the Registrant’s Class B Common Stock. The value attributable to the Rights, if any, is reflected in the market price of such Class B Common Stock. Because no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for such Class B Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Freeport-McMoRan Copper & Gold Inc. with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Our latest Annual Report on Form 10-K;

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of our Class B Common Stock and Preferred Stock Purchase Rights included in our Registration Statement on Form 8-A filed May 15, 2002, incorporating by reference Amendment No. 2 to our Registration Statement on Form S-3 (Registration No. 333-72760), including any amendment thereto or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent.  Article EIGHTH of our certificate of incorporation and Article XXVI of our by-laws provide that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware. The indemnification covers all expenses, liability and loss reasonably incurred by the person and includes attorneys’ fees, judgments, fines and amounts paid in settlement.  The rights conferred by Article EIGHTH of our certificate of incorporation and Article XXVI of our by-laws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Article EIGHTH of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

We have purchased insurance policies insuring our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Independent Mining Consultants, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24.1	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 27, 2006.

Freeport-McMoRan Copper & Gold Inc.
                                   By: /s/ Richard C. Adkerson
                          Richard C. Adkerson
                        President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 27, 2006.

Signature	Title

*	Chairman of the Board
James R. Moffett

*	Vice Chairman of the Board
B. M. Rankin, Jr.

/s/ Richard C. Adkerson	President and Chief Executive Officer
Richard C. Adkerson	(Principal Executive Officer)

*	Senior Vice President, Chief
Kathleen L. Quirk	Financial Officer and Treasurer
(Principal Financial Officer)

*	Vice President and Controller -
C. Donald Whitmire, Jr.	Financial Reporting
(Principal Accounting Officer)

*	Director
Robert J. Allison, Jr.

S-1

*	Director
Robert A. Day

*	Director
Gerald J. Ford

*	Director
H. Devon Graham, Jr.

*	Director
J. Bennett Johnston

*	Director
Bobby Lee Lackey

*	Director
Gabrielle K. McDonald

*	Director
J. Stapleton Roy

*	Director
J. Taylor Wharton

*By: /s/ Richard C. Adkerson
Richard C. Adkerson
Attorney-in-Fact

S-2

EXHIBIT INDEX

Exhibit
Number  Description of Exhibits

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Independent Mining Consultants, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24.1	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors.